Exhibit 5.1

[Tonkon Torp LLP logo appears here]

1600 Pioneer Tower 888 SW Fifth Avenue Portland, Oregon 97204 503-221-1440

May 25, 2004

DayStar Technologies, Inc.

900 Golden Gate Terrace, Suite A

Grass Valley, California 95945

DayStar Technologies, Inc.

Registration Statement on Form SB-2

Gentlemen:

We are acting as counsel to DayStar Technologies, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing on the date hereof with the Securities and Exchange Commission, under the Securities Act of 1933, as amended, of the Company’s Registration Statement on Form SB-2 (the “Registration Statement”). The Registration Statement covers (a) 253,330 units (the “Units”), each Unit consisting of one share of the Company’s common stock, par value $0.01 per share (the “Common Stock”), one redeemable Class A Warrant and two non-redeemable Class B Warrants, each warrant to purchase one share of the Common Stock (the “Warrants”), to be issued and sold pursuant to the terms of subscription agreements (the “Subscription Agreements”) by and among the Company and certain bridge investors; (b) 759,990 Warrants, in the aggregate, included in the Units and exercisable pursuant to the terms of the Warrant Agreement between the Company and U.S. Stock Transfer Corporation (the “Warrant Agent”); (c) 759,990 shares of Common Stock issuable upon exercise of the Warrants included in the Units (the “Warrant Shares”); and (d) 25,000 shares of Common Stock to be issued pursuant to the terms of a stock purchase option granted by the Company to a consultant (the “Option”).

In our capacity as such counsel, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of the Registration Statement and such corporate records, documents, certificates and other agreements and instruments as we have deemed necessary or appropriate to enable us to render the opinions hereinafter expressed.

Based on the foregoing, and having regard for such legal considerations as we deem relevant, we are of the following opinions:

1.    The Units, the Common Stock, the Warrants, the Warrant Shares, the Option and the shares issuable pursuant to the exercise of the Option have been duly authorized by all necessary corporate action of the Company.

DayStar Technologies, Inc.

May 25, 2004

2.    When issued by the Company pursuant to the terms of the Subscription Agreements, the Units and the Common Stock included therein will be validly issued, fully paid and non-assessable.

3.    When issued by the Company and countersigned by the Warrant Agent pursuant to the terms of the Warrant Agreement, the Warrants will be validly issued and represent a binding obligation of the Company, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally and subject to the availability of equitable remedies.

4.    When issued and sold by the Company against payment therefor pursuant to the terms of the Warrants, the Warrant Shares will be validly issued, fully paid and non-assessable.

5.    When issued and sold by the Company against payment therefor pursuant to the terms of the Option, the Common Stock underlying the Option will be validly issued, fully paid and non-assessable.

We are members of the bar of the State of Oregon and are expressing our opinion only as to matters of Oregon law and the General Corporation Law of the State of Delaware, including the statutory provisions, all applicable provisions of the Delaware constitution and reported judicial decisions interpreting those laws.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the heading “Legal Matters” in the related prospectus.

Very truly yours,

/s/ TONKON TORP LLP